UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kiik,,  Matti
   14643 Dallas Parkway
   Suite 1000
   Dallas, TX  75254-8890
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   December 5, 2001
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Elcor Corporation
   ELK
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Research and Development
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock, $1 par value                 |16,991.295            |I               |By ESOP                                        |
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                                           |419                   |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Incentive Stock Option R|9/30/98  |9/29/06  |Common Stock           |951.75   |8.444     |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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Incnetive Stock Option R|8/18/99  |8/17/07  |Common Stock           |3,127.75 |13.3333   |D            |                           |
Ight to Buy*            |         |         |                       |         |          |             |                           |
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Incentive Stock Option R|9/28/00  |9/27/08  |Common Stock           |3952.50  |14.6667   |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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Incentive Stock Option R|7/26/01  |7/25/09  |Common Stock           |3500.    |28.0417   |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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Incentive Stock Option R|7/26/01  |7/25/09  |Common Stock           |8340.    |28.0417   |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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Incentive Stock Option R|7/31/02  |7/30/10  |Common Stock           |5000     |19.9375   |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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Incentive Stock Option R|7/31/02  |7/30/10  |Common Stock           |6000     |19.9375   |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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Incentive Stock Option R|7/30/03  |7/29/11  |Common Stock           |4900     |20.0700   |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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Incentive Stock Option R|7/30/03  |7/29/11  |Common Stock           |6100     |20.0700   |D            |                           |
ight to Buy*            |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
* Granted under the Elcor Corporation Incentive Stock Option
Plan
SIGNATURE OF REPORTING PERSON
/s/ Matti Kiik
DATE
December 5, 2001